Exhibit 10.1

SEPARATION AND RELEASE OF CLAIMS AGREEMENT

This Separation and Release of Claims Agreement (the “Agreement”) is entered into by Fonix Corporation, a Delaware corporation (“Fonix”), and Thomas A. Murdock (“Murdock”).

RECITALS

A.           Murdock was a founder of Fonix and has been a director and executive officer of Fonix since its inception.  Presently, Murdock is the Chief Executive Officer, President and a member of the Board of Directors of Fonix.

B            Fonix and Murdock entered into an Employment Agreement on November 1, 1996, which was subsequently modified on January 31, 2000 and January 31, 2005 (the Employment Agreement and each modification are hereinafter referred to as the “Employment Agreement”).

C.           Murdock’ employment with Fonix will terminate on March 5, 2008.

D.          Fonix and Murdock desire to resolve all matters regarding Murdock’s separation from Fonix and, to that end, agree as set forth below.

AGREEMENT

1.           Murdock acknowledges that he received a copy of this Agreement on February 26, 2008, and that he was given twenty-one days from that date to determine whether to execute this Agreement.

2.           In consideration of Murdock entering into this Agreement, Fonix agrees as follows:

a.         Murdock has previously deferred, and Fonix has accrued on its books and records, $319,035.41 of unpaid salary (the “Deferred Salary”) under the terms of the Employment Agreement for the period from October 6, 2006 to February 29, 2008 (the “Deferred Salary Period”).  Murdock agrees that Fonix is under no obligation to pay the Deferred Salary or any portion thereof to Murdock, except as expressly set forth below:

i.         Upon (i) the occurrence of a Liquidity Event (as defined below), and then in proportion to the amount that Roger Dudley (“Dudley”) is paid for salary that he also deferred during the Deferred Salary Period or (ii) Fonix begins to make payments to Dudley for salary which he has deferred for the Deferred Salary Period, and then in proportion to the amount that Dudley is paid for salary that he deferred during the Deferred Salary Period.  All payments to Murdock under this section 2(a) shall be made concurrent with payments from Fonix to Dudley, shall be paid in the same form of consideration and shall be reduced by withholding and other charges consistent with Fonix’s payroll policies.  Dudley agrees to discuss with Murdock the circumstances under which he would agree to accept less than the full amount due him for the Deferred Salary Period in connection with any potential Liquidity Event.  Should Dudley agree to accept less than the full amount due him for the Deferred Salary Period in connection with any potential Liquidity Event, Dudley will advise Murdock thereof and seek Murdock’s consent as to the reduced amount of Deferred Salary to be paid to him, such consent not to be unreasonably withheld, conditioned or delayed.

ii.         Upon conversion by Murdock into shares of the Company's Common Stock at any time or times on or after the date hereof, at the Murdock’s sole option, any portion of the outstanding and unpaid Deferred Salary (the “Conversion Amount”) into fully paid and nonassessable shares of Common Stock, at the Conversion Rate (as defined below).  The Company shall not issue any fraction of a share of Common Stock upon any conversion.  If the issuance would result in the issuance of a fraction of a share of Common Stock, the Company shall round such fraction of a share of Common Stock up to the nearest whole share.  Murdock shall pay any and all income taxes that may be payable with respect to the issuance and delivery of Common Stock upon conversion of any Conversion Amount.

The number of shares of Common Stock issuable upon conversion of any Conversion Amount shall be determined by dividing (x) such Conversion Amount by (y) the then applicable Conversion Price (the "Conversion Rate").  "Conversion Price" means, as of any Conversion Date (as defined below) or other date of determination, the average of the closing bid prices over the ten (10) trading days prior to the Conversion Date.

To convert any Conversion Amount into shares of Common Stock on any date (a "Conversion Date"), the Murdock shall (A) transmit by facsimile (or otherwise deliver), for receipt on or prior to 5:00 p.m., Salt lake City Time, on such date, a copy of an executed notice of conversion in the form attached hereto as Exhibit I (the "Conversion Notice") to the Company.  On or before the second (2nd) trading day following the date of receipt of a Conversion Notice, the Company shall transmit by facsimile a confirmation of receipt of such Conversion Notice to the Holder and the Company's transfer agent.

b.         In connection with his separation from Fonix, Murdock agrees that Fonix shall not pay Murdock any severance under the Employment Agreement.  However, upon the occurrence of a Liquidity Event, then Fonix will pay to Murdock an amount which is equal to the lower of (i) the Annual Base Salary (as defined in the Employment Agreement) or (ii) the severance paid to Dudley under his existing employment agreement in connection with the Liquidity Event.  Concurrent with Dudley’s separation from Fonix , Fonix will pay to Murdock an amount which is equal to the severance paid to Dudley under his existing employment agreement.  All payments to Murdock under this section 2(b) shall be make concurrent with payments from Fonix to Dudley or the Liquidity Event, as applicable, and shall be reduced by withholding and other charges consistent with Fonix’s payroll policies.  For purposes of this Agreement, a “Liquidity Event” shall be deemed to have occurred if (x) individuals who are directors of Fonix immediately prior to a Control Transaction (as defined below) shall cease, within one (1) year after such Control Transaction, to constitute a majority of the Board of Directors of Fonix (or of the Board of Directors of any successor to Fonix, or of any company to which all or substantially all of Fonix's assets may have been sold or transferred), or (y) any entity, person or Group (as defined below)(other than Fonix or a subsidiary corporation of Fonix and any company directly or indirectly controlled by Steven Hicks, Southridge Capital or their affiliates) acquires shares of Fonix that result in such entity, person or Group directly or indirectly owning beneficially over forty percent (40%) of the outstanding shares of Fonix.  As used herein, "Control Transaction" shall mean (1) any tender offer for or acquisition of capital stock of Fonix, (2) any merger, consolidation, reorganization or sale of all or substantially all of the assets of Fonix which has been approved by the shareholders, (3) any contested election of directors of Fonix or threat of such a contested election, or (4) any combination of the foregoing.  As used herein, "Group" shall mean persons who act in concert as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

c.         Fonix agrees to provide, at its expense, continuation medical coverage for Murdock and his wife under the federal law known as COBRA through such period as permitted under applicable law or by Fonix’s insurance carrier.  Should Fonix cancel its group insurance plan as to all employees, then Fonix will pay to Murdock every month through December 31, 2009 the amount that Fonix was paying at the time that the group insurance policy was cancelled for coverage for Murdock and his wife.

d.        All of the stock options, warrants and other similar rights granted by Fonix to Murdock, shall immediately and entirely be vested and shall be immediately delivered to Murdock without restriction or limitation of any kind (except for normal transfer restrictions).

e.         Fonix shall maintain in full force and effect until December 31, 2009, Murdock’s life insurance, disability insurance and 401(k) plan, in which Murdock, his wife, or both, were participants immediately prior to termination; provided that such continued participation is possible under the general terms and provisions of such plans and programs.  Should Fonix cancel its life insurance, disability insurance and 401(k) plans as to all employees, then Fonix will pay to Murdock every month through December 31, 2009 the amount that Fonix was paying for the benefit of Murdock and his wife under the life insurance, disability insurance and 401(k) plans at the time that such policies and plans were cancelled.

f.         Murdock shall retain as his personal property his computer, computer software and peripherals, printer, cell phones and current office furniture and fixtures and his personal copy of records and documents of Fonix.

g.         Fonix hereby agrees to defend, indemnify and hold harmless, Murdock, his heirs and successors, against and in respect of: (i) any and all losses, damages, deficiencies or liabilities resulting from any claims against Murdock relating to his service to Fonix, its present and past affiliates and subsidiaries, as an officer, employee, agent or director (whether based on statute, negligence, breach of warranty, strict liability or any other theory); (ii) any and all losses, damages, deficiencies or liabilities resulting from any claims against Fonix, its officers, directors, agents, attorneys and successors with respect to a lawsuit filed in the United States District Court for the District of Utah, entitled “The Breckenridge Fund LLC, a New York limited liability company, plaintiff, vs. Fonix Corporation, a Delaware corporation; Fonix Speech, Inc., a Delaware corporation; Thomas A. Murdock, an individual; Roger D. Dudley, an individual; defendants,” Case No. 2:07CV00279 (the “Breckenridge Lawsuit”); and (iii) any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, costs and expenses, including reasonable attorneys' fees, incident to any of the foregoing; (the items referred to in clauses (i) - (iii) collectively being referred to in this Section 2(g) as the “Indemnified Claims").  If any claim, liability, demand, assessment, action, suit or proceeding (hereinafter referred to as a "Proceeding") shall be asserted against Murdock, his heirs or successors in respect of which he proposes to demand indemnification, Murdock shall promptly notify the Fonix thereof.  Subject to rights of or duties to any insurer or other third person having liability therefor, Fonix shall, while cooperating appropriately with Murdock, have the right promptly upon receipt of such notice to assume the control of the defense, compromise or settlement of any such Proceeding, including, at its own expense, employment of counsel reasonably satisfactory to Murdock; provided, however, that if Fonix shall have exercised its right to assume such control, Murdock may, in his sole discretion, employ counsel to represent him (in addition to counsel employed by Fonix, and in the latter case, at his sole expense) in any such matter, and in such event counsel selected by Fonix shall be required to cooperate with such counsel of Murdock in such defense, compromise or settlement, but Fonix shall have the final right to determine the manner of defense and to compromise any such claims.  If Fonix elects not to exercise its right to assume such control, Murdock may take whatever action he deems appropriate, and any final action with respect to such claim shall be binding on Fonix as to the amount of such Indemnified Claim.

h.         Murdock’s personnel file shall be delivered to and be retained by counsel for Fonix, Durham Jones & Pinegar, provided that executive officers of Fonix shall have access to the contents of such file.

i.          Fonix presently owes Murdock $24,643.23 in unpaid expenses incurred by Murdock on behalf of Fonix.  Fonix shall pay those expenses in full to Murdock at the time of a Liquidity Event; provided, that at Murdock’s request at any time Fonix agrees that the unpaid balance of the expenses shall be added to the unpaid balance due and owing under the Amended and Restated Revolving Line of Credit Agreement between Murdock, as trustee, and Fonix dated October 7, 2002.

g.         Fonix will pay as and when due in regular monthly installments the balance of $23,922.75 under the terms a loan from the Company’s 401(k) plan, as lender, to Murdock, as borrower.

3.           In consideration of Fonix entering into this Agreement, Murdock agrees as follows:

a.         Murdock releases Fonix and each of its subsidiaries, affiliates, successors, assigns, agents, directors, officers, employees, shareholders and representatives (collectively the “Releasees”), from all Claims.  The term “Claims” includes (without limitation) all liabilities, obligations, duties, agreements, demands, charges of discrimination, costs, attorney’s fees, expenses, and claims for relief of every kind.  The claims released by Murdock include (without limitation): (a) breach of contract, libel, slander, wrongful discharge or termination; (b) discrimination claims arising under Title VII of the Civil Rights Act of 1964 (as amended), the Americans with Disabilities Act of 1990 (as amended), the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101-2109 (as amended), the Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), the Utah Anti-Discrimination Act (as amended), any other federal, state or local laws prohibiting age, race, religion, sex, national origin, disability and other forms of discrimination, or any other federal or state laws that may be applicable; (c) claims arising out of any legal restrictions on Fonix’s right to terminate its employees; and (d) any tort claim or other claim arising out of the employment relationship between Murdock and Fonix or the termination of that relationship.

Murdock specifically waives all claims for back pay, front pay, or any other form of compensation for services, whether arising under the Employment Agreement or otherwise, except as set forth in this Agreement.

Murdock waives any right to recover damages, costs, attorneys’ fees, and any other relief in any proceeding or action brought against Fonix by any other party, including (without limitation) the Equal Employment Opportunity Commission and the Utah Labor Commission, Anti-Discrimination and Labor Division, on Murdock’s behalf asserting any claim, charge, demand, grievance, or cause of action released by Murdock above.

With regard to claims under the ADEA, Murdock agrees to sign the attached Statement of Rights Under the Older Workers Benefit Protection Act (the “OWBPA Statement”), the terms of which are incorporated into this Agreement.

Murdock expressly acknowledges that this Agreement in intended to include in its effect (without limitation) all claims referenced above that he did not know of or suspect to exist in his favor at the time of the execution of this Agreement, regardless of whether the knowledge of such claims, or the facts upon which they might be based, would have materially affected the settlement of this matter, and that the consideration received from Fonix was also for, and contemplates the extinguishment of, any such claims.

b.         Murdock agrees that he will not at any time, directly or indirectly, without written authorization from Fonix, make use of or disclose to any person or entity any business-related, proprietary, secret and/or confidential information, knowledge, trade secrets, or other confidential data relative to the business, products, services, practices or customers of Fonix coming within his possession during his employment with Fonix.  Such information includes, but is not limited to, trade secrets, salaries, financial information, customer lists, marketing information, pricing, leads, reports of all kinds, customer profiles, all documents relating to the rates charged by Fonix, memoranda, notes, software, computers, computer disks, manuals, computerized information and reports, products, product lists, sales information, personal employee information, or any other information of a similar confidential, sensitive or competitive nature.

c.         Murdock acknowledges that nothing in this Agreement shall alter or affect his continuing obligations under any confidentiality, non-competition or non-solicitation agreement he signed with Fonix during his employment, including under the Employment Agreement.

d.         Murdock: (i) warrants that he has not filed any complaints, charges, or claims for relief against Fonix or any other Releasee with any local, state or federal court or administrative agency which currently are outstanding; and/or (ii) agrees that if he has done so, he will dismiss all such complaints, charges and/or claims for relief with prejudice.  Murdock furthers agrees and covenants not to bring any complaints, charges or claims against  Fonix or any other Releasee with respect to any matters arising out of his employment with Fonix or the termination of that employment.

e.         Murdock agrees that if he breaches any provision of this Agreement, Fonix shall give Murdock written notice of the breach and Murdock shall have sixty (60) days to cure the default.  If Murdock fails to cure the default within the grace period, then Fonix may cancel this Agreement and be relieved of all future obligations under this Agreement.

f.         Murdock represents and warrants that as of the date he signs this Agreement, he has not been involved in any on-the-job accidents, or sustained any on-the-job injuries, compensable by Fonix’s worker’s compensation insurance that have not previously been reported to Fonix.

4.           Murdock and Fonix acknowledge that this Agreement does not constitute an admission of any fault, liability or wrongdoing by Fonix or any other Releasee, nor an admission that Murdock has any claim whatsoever against Fonix or any other Releasee.  Fonix and all other Releasees specifically deny any liability to, or wrongful acts against, Murdock.

5.           Murdock warrants that he has not previously assigned, conveyed or pledged to any third person any claims released by this Agreement, and that he has full right and authorization to release those claims as set forth above.

6.           Murdock and Fonix agree that this Agreement contains the entire agreement and understanding between them concerning the subject matter addressed in this Agreement, and that this Agreement supersedes and replaces all prior negotiations, proposed agreements, agreements or representations, whether written or oral.  Fonix and Murdock agree that neither Fonix, Murdock, nor any agent or attorney of either, has made any representation, warranty, promise or covenant whatsoever, express or implied, not contained in this Agreement, to induce the other to execute this Agreement.

7.           Murdock and Fonix agree that each party shall bear its own attorneys’ fees and costs incurred in connection with this Agreement.

8.           Murdock and Fonix agree that this Agreement, and any claims related to this Agreement, and/or Murdock’ employment with Fonix, whether such claims are in the nature of tort, contract, or otherwise, shall be construed in accordance with the laws of the State of Utah.

9.           Murdock and Fonix consent and submit to the jurisdiction of any state or federal court of the State of Utah in any action or proceeding arising out of, or related in any way to, this Agreement.  Both Murdock and Fonix waive any right they may have to contest the personal jurisdiction of the courts of the State of Utah.

10.         Murdock and Fonix agree that all claims of whatever type arising out of, or related in any way to, this Agreement, the employment relationship between them, or the termination of that relationship, shall be brought exclusively in a state or federal court in Salt Lake County, Utah.  Murdock and Fonix waive any defense of inconvenient forum to the maintenance of any action or proceeding so brought, and waive any bond, surety, or other security that might be required of any party.  Murdock and Fonix each agree that if any action or proceeding arising out of, or related in any way to, this Agreement is brought in any other court or forum other than a state or federal court in Salt Lake County, Utah, the action or proceeding shall be dismissed with prejudice and the party bringing the action or proceeding shall pay the other party’s legal fees and costs.

11.          Murdock and Fonix agree that in the event that a dispute shall arise concerning this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all attorneys’ fees and costs incurred by the prevailing party in connection with such dispute, regardless of whether such dispute results in the filing of a lawsuit.

12.          Murdock acknowledges that he has read this Agreement carefully and that he fully understands this Agreement.  Murdock acknowledges that he has executed this Agreement voluntarily and of his own free will, and that he is knowingly and voluntarily releasing and waiving all Claims he may have against Fonix and any other Releasee.

13.          This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, successors, and assigns of each of the parties.

FONIX CORPORATION

By:	/s/	/s/
	Roger D. Dudley	Thomas A. Murdock

Its:

March 5, 2008	March 5, 2008
Date	Date

STATEMENT OF RIGHTS UNDER
THE OLDER WORKERS BENEFIT PROTECTION ACT

This Statement is part of an Agreement containing a waiver of rights and claims under the federal Age Discrimination in Employment Act of 1967 (“ADEA”).  Waiver of these rights must be knowing and voluntary, which means, as a minimum, that you understand that:

1.           The waiver is part of an agreement between you and Fonix Inc. which is written so that you understand it;

2.           The waiver specifically refers to rights or claims under ADEA;

3.           You do not waive any rights or claims that may arise after the Agreement is executed by you;

4.           Your waiver is in exchange for consideration that is more valuable than what you are already entitled to;

5.           You are advised to consult with an attorney prior to executing this Statement or the Agreement;

6.           You have at least 21 days after receipt of this Statement and the Agreement to decide whether to execute it; and

7.           You have 7 days after you execute the Agreement to revoke it, and the Agreement will not be enforceable until this 7-day period has expired.

Your signature below acknowledges that (a) you understand the above points, and, therefore, your waiver of your rights and claims under ADEA is knowing and voluntary; and (b) if you receive any sum under the Agreement and you later revoke it, that you must repay Fonix Corporation all sums received by you under the Agreement as to which you are not otherwise entitled.

March 5, 2007.

/s/
Thomas A. Murdock